eXHIBIT 3.8

STATE OF DELAWARE
CERTIFICATE OF LIMITED PARTNERSHIP

•	The Undersigned, desiring to form a limited partnership pursuant to the Delaware Revised Uniform Limited Partnership Act, 6 Delaware Code, Chapter 17, do hereby certify as follows:

•	First: The name of the limited partnership is IIP-CA 3 LP.

•	Second: The address of its registered office in the State of Delaware is 1209 Orange Street in the city of Wilmington. Zip code 19801. The name of the Registered Agent at such address is The Corporation Trust Company.

•	Third: The name and mailing address of each general partner is as follows:

IIP-GP LLC c/o Innovative Industrial Properties, Inc. 11440 West Bernardo Court, Suite 220 San Diego, CA 92127

•	In Witness Whereof, the undersigned has executed this Certificate of Limited Partnership as of 17th day of June, A.D. 2019.

By:	/s/ Brian Wolfe
General Partner

Name:	Brian Wolfe, General Counsel of IIP-GP LLC
(type or print name)